EXHIBIT 99.1

Contact:
Arthur Newman
Chief Financial Officer
(615) 301-3178
ir@healthstream.com

Media:
Mollie Elizabeth Condra
Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES THIRD QUARTER 2007 RESULTS

Highlights:

•	Revenues of $11.8 million in the third quarter of 2007, up 58% over the third quarter of 2006, including $3.0 million resulting from the acquisition of The Jackson Organization on March 12, 2007

•	Net income of $739,000, or $0.03 per diluted share, in the third quarter of 2007, up from $474,000, or $0.02 per diluted share, in the third quarter of 2006

•	Adjusted EBITDA of $2.1 million in the third quarter of 2007, compared to $1.2 million in the third quarter of 2006

•	1,457,000 healthcare professional subscribers fully implemented on our Internet-based learning network at September 30, 2007, up from 1,334,000 at September 30, 2006

•	101,000 new healthcare professional subscribers contracted to use the HealthStream Learning Center® (HLC) during the third quarter of 2007

•	Approximately 95 percent of our subscriber base has transitioned to our Next Generation HLC

NASHVILLE, Tenn. (October 23, 2007)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the third quarter ended September 30, 2007.

Financial Results:
Third Quarter 2007 Compared to Third Quarter 2006
Revenues for the third quarter of 2007 increased $4.3 million, or 58 percent, to $11.8 million, compared to $7.5 million for the third quarter of 2006. The Company’s revenue mix during the third quarter of 2007 was comprised of 58 percent of revenues from HealthStream Learning and 42 percent of revenues from HealthStream Research. This compares to 78 percent from HealthStream Learning and 22 percent from research products during the third quarter of 2006. This revenue mix change is a direct result of the acquisition of The Jackson Organization, Research Consultants, Inc. (TJO) in 2007.

Revenues for the third quarter of 2007 from our research business (HealthStream Research) increased by approximately $3.3 million when compared to the third quarter of 2006, resulting primarily from the impact of the March 12, 2007 acquisition of TJO. TJO revenues during the third quarter of 2006, prior to our acquisition of TJO and not included in our results for the third quarter of 2006, approximated $2.9 million.

Revenues from our learning business (HealthStream Learning) increased by $1.0 million when compared to the third quarter of 2006. $728,000 of the increase was derived from our Internet-based subscription learning products, which includes revenue increases from the HLC of $375,000, courseware subscriptions and online training services (RepDirect™) of $285,000, and HospitalDirect™ of $68,000. Revenues from these products increased 15 percent over the prior year quarter and approximated $5.5 million for the third quarter of 2007. The remaining revenue growth came from custom online courseware development services which increased $330,000, and implementation and consulting services which increased $181,000 over the prior year third quarter. These revenue increases were partially offset by a decline in revenues from our live event business of $160,000.

Gross margin, which we define as revenues less cost of revenues (excluding depreciation and amortization) divided by revenues, declined to 63 percent for the third quarter of 2007 from 68 percent for the third quarter of 2006. The decline in gross margin was primarily a result from changes in revenue mix, including increased revenues from our lower margin research products. In addition, we incurred incremental costs to support our customers in connection with their transition to our Next Generation HLC platform. Royalties paid by us also increased over the prior year same quarter as a result of growth in courseware subscription revenues.

Net income for the third quarter of 2007 was $739,000, or $0.03 per share (diluted), up from $474,000, or $0.02 per share (diluted), for the third quarter of 2006. The increase in net income resulted from increased revenues and related gross profit, but was partially offset by incremental expenses associated with TJO personnel and facilities, as well as increases in product development associated with Next Generation HLC platform maintenance, increased amortization from both TJO intangible assets and capitalized software feature enhancements, depreciation of property and equipment, and other corporate expenses. In addition, interest income decreased $128,000 compared to the prior year quarter, resulting from lower cash and investment balances.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $2.1 million for the third quarter of 2007, compared to $1.2 million for the third quarter of 2006. This improvement is consistent with the factors mentioned above. Our reconciliation of this calculation to measures under generally accepted accounting principles is attached in the summary financial data.

Other Financial Indicators
At September 30, 2007, the Company had cash, investments, and related interest receivable of $2.8 million, compared to $1.6 million at June 30, 2007. Payments for capital expenditures and capitalized feature enhancements approximated $1.4 million during the third quarter. This use of cash was offset by cash generated from operations.

Our days sales outstanding (DSO, which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter) approximated 60 days for the third quarter of 2007 compared to 57 days for the third quarter of 2006. This increase resulted from slower cash collections from some HealthStream Learning customers and to a lesser extent from customers associated with the recent TJO acquisition.

HealthStream Research Update
HealthStream Research supports healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include physician, employee, patient, and community surveys that deliver insight, analyses, and industry benchmarks to healthcare organizations.

During the third quarter of 2007, HealthStream Research added several new healthcare organization customers, including Western Maryland Health System and Capella Healthcare. Among our existing research customers, over 60 chose to contract for an additional research product in the third quarter to add to their current services received from HealthStream Research.

On October 21, 2007, we welcomed approximately 130 of our research customers to the HealthStream Research Annual Conference, held in Nashville. As the conference theme Creating Excellence in Healthcare suggests, workshops, sessions, and presentations focused on the sharing of best practices for developing the healthcare workforce and on improving healthcare organizations. In addition, the conference provided us with another venue to connect with our customers to learn more about their research needs, while offering one-on-one time to explore new opportunities to support their organizations.

HealthStream Learning Update
HealthStream Learning supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions that include the HLC, the HealthStream Authoring Center—an online authoring/self-publishing tool, a wide range of professional, clinical, and regulatory courseware subscriptions, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

As of September 30, 2007, we have transitioned approximately 95 percent of our customer base to our new and enhanced version of our Internet-based HLC (i.e. Next Generation HLC). The remaining five percent of our customers will transition to the new platform in early 2008, per their scheduling requests.

At September 30, 2007, approximately 1,457,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. This number is up from approximately 1,422,000 at June 30, 2007, a two percent increase. The total number of contracted subscribers at September 30, 2007 was approximately 1,614,000, up from 1,530,000 at June 30, 2007, a five percent increase. “Contracted subscribers” include both those already implemented (1,457,000) and those in the process of implementation (157,000). Revenue recognition commences when a contract is fully implemented.

Customers representing approximately 100 percent of HLC subscribers that were up for renewal in the third quarter of 2007 renewed their contracts. The annual contract value for these renewed customers approximated 110 percent due to increased pricing as well as the addition of subscribers. The renewal rates for the third quarter of 2007 compare to a subscriber renewal rate of 104 percent and an annual contract value renewal rate of 117 percent during the third quarter of 2006.

Financial Expectations
Revenues for the fourth quarter of 2007 are expected to approximate $12.0 million, an increase of approximately 40 percent over the same quarter in the prior year. We anticipate the fourth quarter revenue mix will approximate 60 percent from HealthStream Learning and 40 percent from HealthStream Research. We expect revenues from HealthStream Learning to increase over both the fourth quarter of the prior year and the third quarter of 2007 resulting from continued growth in our subscriber base and courseware subscriptions as well as additional implementation and consulting services during the fourth quarter. We expect a decline in live event revenues during the fourth quarter when compared to the prior year fourth quarter. We expect HealthStream Research revenues to grow over the fourth quarter of 2006, primarily associated with the acquisition of TJO, but expect them to decline when compared to the third quarter of 2007, primarily due to slower new sales growth than anticipated, and the deferral of a significant customer survey which has been rescheduled to be performed during 2008.

We anticipate gross margins for the fourth quarter of 2007 to be comparable to the third quarter of 2007, but down from the fourth quarter of 2006 due to changes in revenue mix, including the impact from the TJO acquisition. We expect cost of revenues for HealthStream Learning to increase modestly when compared to the third quarter of 2007 as we grow revenues from courseware subscriptions. We expect cost of revenues for HealthStream Research to experience a modest decrease when compared to the third quarter of 2007, primarily associated with declines in survey revenues.

We expect product development expenses to remain comparable to levels experienced during the third quarter of 2007, but increase compared to the fourth quarter of 2006, while remaining comparable as a percentage of revenue. Sales and marketing expenses are expected to increase modestly from levels experienced during the third quarter of 2007, resulting from our HealthStream Research Annual Conference held October 21-23 in Nashville, Tennessee. As a percentage of revenues, we expect sales and marketing to remain comparable to the prior year quarter. Depreciation and amortization is expected to increase over levels experienced during the third quarter of 2007 and prior year quarter, as well as increase as a percentage of revenue due to amortization of intangible assets, deprecation of property and equipment, and increased capitalized software enhancement amortization. General and administrative expenses are expected to decrease modestly during the fourth quarter of 2007 primarily due to lower corporate personnel expenses. As a percentage of revenues, general and administrative expenses are expected to decline modestly compared to both the third quarter of 2007 and the fourth quarter of 2006. We expect net income for the fourth quarter 2007 to range between $0.03 and $0.04 per diluted share.

We anticipate full year revenue growth will approximate 39 percent, including the incremental impact of TJO. We expect our full year revenue mix to be approximately 60 percent from HealthStream Learning and 40 percent from HealthStream Research. Our full-year net income per diluted share is expected to approximate $0.08 to $0.09.

Commenting on third quarter 2007 results, Robert A. Frist, Jr., chief executive officer, said, “With 95 percent of our hospital customers now migrated to our new learning platform, we are positioned to increase our focus on our new product pipeline and make continued improvements to the HLC to help healthcare organizations transform insight from research into action through learning.”

A conference call with Robert A. Frist, Jr., chief executive officer, Art Newman, executive vice president and chief financial officer, and Mollie Condra, senior director of communications, research, and investor relations will be held on Wednesday, October 24, at 9:00 a.m. (EST). To listen to the conference, please dial 877-407-0782 (no account number or conference ID needed) if you are calling within the domestic U.S. If you are an international caller, please dial 201-689-8567 (no account number or conference ID needed). The conference may also be accessed by going to http://www.healthstream.com/Investors/index.htm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 877-660-6853 (conference ID #259209; account #286) for domestic callers and 201-612-7415 (conference ID #259209; account #286) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of learning and research solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over 1.6 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has three satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues	$11,809	$7,481	$31,957	$23,227
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	4,336	2,378	11,611	8,115
Product development	1,165	891	3,344	2,618
Sales and marketing	2,294	1,648	6,849	5,310
Depreciation and amortization	1,317	760	3,371	2,070
Other general and administrative	1,967	1,509	5,735	4,143

Total operating expenses	11,079	7,186	30,910	22,256
Operating income	730	295	1,047	971
Other income, net	27	165	188	452

Income before income taxes	757	460	1,235	1,423
Income tax provision (benefit)	18	(14)	27	2

Net income	$739	$474	$1,208	$1,421

Net income per share:
Net income per share, basic	$0.03	$0.02	$0.05	$0.07

Net income per share, diluted	$0.03	$0.02	$0.05	$0.06

Weighted average shares outstanding:
Basic	22,025	21,619	21,977	21,459

Diluted	22,664	22,364	22,683	22,324

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, income taxes, share-based compensation, and depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income	$739	$474	$1,208	$1,421
Interest income	(48)	(175)	(230)	(480)
Interest expense	22	10	42	28
Income taxes	18	(14)	27	2
Share-based compensation expense	93	166	581	544
Depreciation and amortization	1,317	760	3,371	2,070

Income before interest, income taxes, share-based compensation, and depreciation and amortization	$2,141	$1,221	$4,999	$3,585

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, and depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2007	2006(1)
ASSETS
Current assets:
Cash, short term investments and related interest receivable	$2,841	$12,759
Accounts and unbilled receivables, net (2)	8,743	7,793
Prepaid and other current assets	2,077	1,659

Total current assets	13,661	22,211
Capitalized software feature enhancements, net	4,120	2,572
Property and equipment, net	4,730	2,184
Goodwill and intangible assets, net	26,949	13,073
Other assets	500	968

Total assets	$49,960	$41,008

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$4,424	$5,511
Deferred revenue	10,441	5,376
Current portion of long-term debt and capital lease obligations	788	176

Total current liabilities	15,653	11,063
Long-term debt and capital lease obligations, net of current portion	1,314	107
Other long-term liabilities	296	204

Total liabilities	17,263	11,374
Shareholders’ equity:
Common stock	96,989	95,134
Accumulated deficit	(64,292)	(65,500)

Total shareholders’ equity	32,697	29,634

Total liabilities and shareholders’ equity	$49,960	$41,008

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2006.

(2)	Includes unbilled receivables of $1,069 and $1,275 and other receivables of $5 and $4 at September 30, 2007 and December 31, 2006, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2007 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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